Exhibit (k)(17)

EXECUTION VERSION

CONTROL AGREEMENT

Control Agreement dated as of June 17, 2019 (this “Agreement”), among (a) Société Générale, as Secured Party under the Loan Agreement referred to below (the “Agent”), (b) FS Multi Private Credit LLC, a Delaware limited liability company, as debtor (the “Borrower”), and (c) State Street Bank and Trust Company (the “Custodian”).

WHEREAS, pursuant to a custodian contract between the Custodian and the Borrower (as amended and in effect from time to time, the “Custodian Agreement”), the Custodian acts as custodian for the Borrower’s assets and maintains a custodial account for the Borrower; and

WHEREAS, the Borrower and the Agent have entered into financing arrangements evidenced by a loan or credit agreement (the “Loan Agreement”) and, in connection with the financing arrangements, the Borrower has granted to the Agent a security interest in the Collateral Accounts (as defined below); and

WHEREAS, the Agent, the Borrower and the Custodian are entering into this Agreement to provide for the perfection of the security interest by control.

NOW, THEREFORE, the parties hereto hereby agree as follows:

1.           Definitions and Interpretation.

(a)          Terms defined in the Uniform Commercial Code of the State of New York (the “UCC”) have the same meaning in this Agreement as in the UCC. The term “instruction”, as used in this Agreement, includes an instruction under section 9-104(a)(2) of the UCC.

(b)          The term “Notice of Exclusive Control” is defined in Section 3(b). For purposes of Sections 2(d) and 3(b), a reasonable time for the Custodian to act on a Notice of Exclusive Control may not extend beyond (i) if the Notice of Exclusive Control is received by the Custodian on or before 12 noon on the Custodian’s local time of a banking day, the end of the next banking day following the banking day of receipt or (ii) if the Notice of Exclusive Control is received by the Custodian after 12 noon on the Custodian’s local time of a banking day, the end of the second banking day following the banking day of receipt.

2.           Collateral Accounts.

(a)          The Borrower will from time to time instruct the Custodian, by any of the means mutually agreed to between the Borrower and the Custodian, to segregate certain U.S. cash, U.S. Government securities, or other U.S. securities or foreign securities (exclusive of Japanese government bonds) to the extent in each case acceptable to all parties hereto and in which the Borrower has granted a security interest to the Agent (after giving effect to the segregation, the “Collateral”).

(b)          Collateral other than cash Collateral will be identified and segregated on the Custodian’s books and records and credited to a securities account under the name of the Borrower as the entitlement holder for the benefit of the Agent. The identification and segregation of the Collateral are herein referred to as the “Securities Account”.

(c)          The Custodian will satisfy the requirement to segregate cash Collateral by identifying and crediting the cash Collateral to one or more separate deposit accounts (collectively, the “Deposit Account” and, together with the Securities Account, the “Collateral Accounts”) under the name of the Borrower as the Custodian’s customer for the benefit of the Agent.

(d)          The Custodian will credit to the Borrower’s custodial account, exclusive of the Collateral Accounts, all interest, dividends and other income and other distributions (including, without limitation, maturity proceeds) received by the Custodian on the Collateral. Cash interest, dividends and other income and other distributions will be credited to the Deposit Account and non-cash interest, dividends and other income and other distributions will be credited to the Securities Account.

(e)          The Custodian may in its discretion decline to follow an instruction originated by the Borrower under Section 2(a) if following the instruction would in the Custodian’s sole judgment, after taking into account the subordination in Section 7(c), result in any remaining assets in the custodial account being inadequate to cover any obligations of the Borrower to the Custodian. The Custodian will notify the Borrower of any decision to decline to follow the instruction.

(f)           The Borrower will pay to the Custodian the monthly fee agreed to between the Borrower and the Custodian for the opening and ongoing maintenance of the Collateral Accounts.

3.           Control of the Collateral Accounts.

(a)          Subject to Section 3(b), the Custodian will take actions with respect to the Collateral Accounts, upon instructions and entitlement orders originated by the Agent or the Borrower. The Agent will provide the Custodian, in the form of Exhibit A (as it may be amended from time to time), the names and signatures of authorized parties who may give notices, instructions or entitlement orders concerning the Collateral Accounts. Other means of notice, instruction or entitlement order may be used if the Agent and the Custodian agree to appropriate security procedures.

(b)          Upon receipt by the Custodian from the Agent of a notice in the form of Exhibit B (a “Notice of Exclusive Control”) and following a reasonable time for the Custodian to act thereon, the Custodian shall thereafter comply with instructions or entitlement orders originated solely by the Agent with respect to the Collateral Accounts, without any further consent of the Borrower; provided that the Agent shall revoke any Notice of Exclusive Control in the event that the occurrence which resulted in the Agent’s right to issue such Notice of Exclusive Control ceases to exist or the Agent waives its right to issue such Notice of Exclusive Control.

4.           Additional Assurances and Duties of the Custodian.

(a)          The Custodian confirms that the Securities Account is a securities account and that the Deposit Account is a deposit account. The Custodian will act as a securities intermediary with respect to the Securities Account and a bank with respect to the Deposit Account. The Custodian Agreement is hereby amended to provide that the State of New York is the jurisdiction of the Custodian as securities intermediary and bank for purposes of the UCC. The law applicable to all issues in Article 2(1) of the Hague Securities Convention is the law in force in the State of New York.

(b)          The Custodian will treat all securities and other assets credited to the Securities Account as financial assets except that the Custodian will not treat as a financial asset (i) any security or other asset that is not capable of such treatment under section 8-501(d) of the UCC or (ii) any cash or cash balance in the Securities Account. Any security otherwise included in the Collateral and that is not capable of being treated as a financial asset under section 8-501(d) will be held by the Custodian as bailee for the Lender, and the provisions of Section 3 will apply, solely for purposes of such section, as if the security were a financial asset credited to the Securities Account. The Custodian is entitled to all exculpations, indemnities and other benefits under this Agreement when acting as bailee for the Agent.

(c)          The Custodian confirms that it has not entered into and will not enter into any agreement (other than the Custodian Agreement) with any other person or entity under which the Custodian has agreed to comply with instructions or entitlement orders of such other person or entity relating to the Collateral or the Collateral Accounts.

(d)          The Custodian will provide to the Agent a copy of a statement of the Collateral Accounts within five (5) banking days following the end of each calendar month; provided, however, that the Custodian’s failure to do so shall not give rise to any liability hereunder.

5.           Exculpation of the Custodian.

(a)          The Custodian will have no responsibility or liability for (i) determining the adequacy of the Collateral, (ii) making or verifying any calculations related to any Collateral requirements, (iii) the effect of foreign law with respect to any Collateral issued, or for which the issuer’s jurisdiction is, outside of the United States or that is maintained with a foreign clearing corporation or a foreign depositary bank, (iv) the effect of foreign law with respect to any insolvency proceeding of the Borrower in which the insolvency tribunal is located outside of the United States or (v) otherwise the creation, attachment, perfection or priority of any security interest in favor of the Agent or the adequacy of the remedies of the Agent to enforce any security interest.

(b)          The Custodian will have no responsibility or liability (i) to the Agent for complying with instructions and entitlement orders under Section 2(a) originated by the Borrower, (ii) to the Borrower for complying with a Notice of Exclusive Control or with instructions or entitlement orders under Section 3(b) originated by the Agent, or (iii) to the Agent for complying with a Notice of Exclusive Control or with instructions or entitlement orders under Section 3(b) originated by the Agent.

(c)          The Custodian will have no duty to investigate or make any determination to verify (i) the existence of a default or termination event under the Loan Agreement or otherwise, (ii) compliance by either the Agent or the Borrower with the Loan Agreement, any related agreement or applicable law or (iii) the Agent’s right to issue a Notice of Exclusive Control or originate instructions or entitlement orders under Section 3(b).

(d)          The Custodian will have no responsibility or liability with respect to the Collateral Accounts except to the extent expressly set forth in this Agreement including, without limitation, with respect to any duty to preserve, exercise or enforce rights in the Collateral or the Collateral Accounts. The Custodian will not be liable or responsible for any action done or omitted to be done by it in good faith and in the absence of gross negligence or willful misconduct and may rely and shall be protected in acting upon any notice, instruction, entitlement order or other communication which it reasonably believes to be genuine and authorized.

(e)          The Custodian will not be liable for delays, errors or losses occurring by reason of circumstances beyond its control, including, without limitation, acts of God, market disorder, terrorism, insurrection, war, riots, failure of transportation or equipment, or failure of vendors, communication or power supply.

(f)           The Custodian will have no responsibility or liability to the Agent or the Borrower or to any other person or entity for acting in accordance with any judicial or arbitral process, injunction or other order, writ, judgment, decree or claim of judicial lien relating to the Collateral Accounts, even if subsequently modified, vacated or otherwise determined to have been without legal force or effect.

(g)          In no event will the Custodian be liable to the Agent, the Borrower or any other person for indirect, consequential or special damages, even if the Custodian has been advised of the possibility or likelihood of such damages.

6.           Indemnification in Favor of the Custodian. The Borrower will indemnify and hold the Custodian harmless with regard to any losses or liabilities of the Custodian (including reasonable attorneys’ fees) imposed on or incurred by the Custodian arising out of any action or omission of the Custodian in the performance of its obligations hereunder in accordance with any notice, instruction, or entitlement order under this Agreement (whether originated by the Borrower or the Agent) other than as a result of the gross negligence or willful misconduct of the Custodian in carrying out or failing to carry out such notice, instruction or entitlement order.

7.           The Custodian’s Compensation and Reimbursement Rights; Security Interest.

(a)          The Borrower will pay and reimburse the Custodian for any advances, fees, costs, expenses (including, without limitation, reasonable attorneys’ fees and costs) and disbursements that may be paid or incurred by the Custodian in connection with this Agreement. Any fees, expenses or other amounts that may be owing to the Custodian from time to time pursuant to the terms of this Agreement or the Custodian Agreement shall be secured by any security interest that the Custodian may have been granted under the Custodian Agreement or applicable law. Upon a default by the Borrower in making payment or reimbursement, the Custodian shall be entitled to exercise its rights and remedies as a secured party under applicable law against the Collateral and Collateral Accounts in accordance with the terms of the Custodian Agreement and applicable law.

(b)          The Custodian will not be obligated to advance cash or investments to, for or on behalf of the Borrower in the Collateral Accounts. However, if the Custodian does advance cash or investments to the Collateral Accounts for any purpose, the Borrower’s obligations to reimburse or repay the Custodian under Section 7(a) shall be secured by the security interest referred to in Section 7(a).

(c)          The Custodian subordinates any security interest or right of recoupment or setoff that it may have in or against the Collateral or the Collateral Accounts to the security interest in favor of the Agent. However, the subordination will not apply to the extent that the Custodian’s security interest or right of recoupment or setoff secures or may reduce obligations of the Borrower to pay, reimburse or indemnify the Custodian for the Custodian’s losses, fees, costs, expenses incurred under or in connection with this Agreement or arising out of the operation of the custodial account under the Custodian Agreement or advances or investments made by the Custodian in connection with the sale or purchase by the Borrower of securities or other financial assets credited to the Securities Account.

8.           Relationship to Custodian Agreement.

(a)          If a provision of this Agreement in favor of the Agent conflicts with a provision of the Custodian Agreement, the provision of this Agreement shall control. However, this Agreement does not confer on the Agent (i) any third party rights under the Custodian Agreement or (ii) any greater rights in respect of the Collateral than would be available to the Borrower under the Custodian Agreement in the absence of this Agreement.

(b)          If a provision of this Agreement in favor of the Custodian provides a greater right to the Custodian against the Borrower or subjects the Custodian to a lesser liability to the Borrower than under the Custodian Agreement, the provision of this Agreement shall control.

(c)          Except as provided in Section 4(a), 8(a) or 8(b), this Agreement does not modify the terms of the Custodian Agreement, and the Custodian shall be and remain entitled to all of the exculpations, indemnities and other benefits in its favor under the Custodian Agreement, including those with respect to the Custodian’s actions and omissions under this Agreement. Instructions and entitlement orders originated by any party under this Agreement will constitute “Proper Instructions” under and as defined in the Custodian Agreement.

9.           Notices. Any notice, instruction, entitlement order or other communication required to be given hereunder will be in writing and may be sent by hand, or by facsimile transmission, or overnight delivery by any recognized delivery service, prepaid or, for termination of this Agreement only, by certified or registered mail, and addressed as follows, or to such other address as any party may hereafter notify the other parties in writing:

If to the Agent, then:

Société Générale

245 Park Avenue

New York, New York 10167

Telephone: 212-278-5533

Attention: Navid Hazeghi

E-mail: Navid.Hazeghi@sgcib.com

If to the Borrower, then:

FS Multi Private Credit LLC

c/o KKR Credit Advisors (US) LLC

555 California Street

San Francisco, CA 94104

Attention: Isha Shah

Email: Treasury—SF@KKR.com; isha.shah@kkr.com

With a copy to

FS Multi Private Credit LLC

c/o FS Multi-Alternative Income Fund

Attention : Edward T. Gallivan, Jr., Chief Financial Officer

201 Rouse Boulevard

Philadelphia, PA 19112

Telephone: (215) 220-4531

Email: credit.notices@fsinvestments.com;

FSMAIF_Team@fsinvestments.com;

Portfolio_finance@fsinvestments.com

If to the Custodian, then:

State Street Bank and Trust Company

200 Newport Avenue

Quincy, MA, 02171

Attention: Ryan Crumlish, Vice President Telephone: 617-537-0427

Telecopy: 617-662-1970

10.         Termination.

(a)          This Agreement may be terminated by the Borrower with the written consent of the Agent. The Agent may terminate this Agreement at any time upon written notice to the other parties. Upon termination by the Borrower with the written consent of the Agent or by the Agent, the Agent will have no further right to originate instructions or entitlement orders concerning the Collateral or the Collateral Accounts, and the rights of the Borrower concerning the Collateral and the Collateral Accounts shall be governed by the Custodian Agreement.

(b)          The Custodian may terminate this Agreement upon thirty (30) days’ prior written notice to the other parties. Upon termination of this Agreement by the Custodian, any Collateral in the Collateral Accounts will, subject to any reserves reasonably established by the Custodian to secure any liabilities secured by any security interest or right of recoupment or setoff in favor of the Custodian and that is not subordinated under Section 7(c), be transferred to a successor custodian designated in writing by the parties or party then entitled to give instructions and entitlement orders under Section 3. If no designation is made, the Custodian will be entitled to petition a court of competent jurisdiction to appoint a successor custodian and will be indemnified by the Borrower for any costs and expenses (including, without limitation, attorneys’ fees) relating thereto.

(c)          Termination will not affect any rights created or obligations incurred under this Agreement prior to termination. This Section and Sections 5, 6, 7, 11 and 12 will survive the termination of this Agreement.

11.         Limited Recourse to the Borrower. This Agreement is being executed on behalf of the Borrower by an authorized trustee or officer of the Borrower acting in such capacity and not individually. Any recourse of the Custodian or the Agent for the obligations of the Borrower under this Agreement are limited to the assets and property of the Borrower.

12.         Successors and Assigns. This Agreement will be binding upon the parties and their respective successors and assigns. The Custodian may transfer its rights and duties under this Agreement to any successor to the Custodian under the Custodian Agreement. Otherwise, this Agreement may not be assigned without the written consent of all parties.

13.         Appointment of Agents. The Custodian may at its own expense employ agents in the performance of its duties and the exercise of its rights under this Agreement, provided that the employment of such agents shall not reduce the obligations or liabilities of the Custodian hereunder.

14.         Governing Law; Jury Trial Waiver; Waiver of Immunity. This Agreement is governed by the laws of the State of New York, without giving effect to any conflict of laws rules that would require the application of the law of another jurisdiction. To the extent permitted by law, each party waives any right to trial by jury in any legal proceeding arising out of or relating to this Agreement. If in any jurisdiction the Agent or the Borrower may now or hereafter be entitled to claim, for itself or its assets, immunity from suit, attachment (before or after judgment) or other legal process, the party irrevocably agrees not to claim, and hereby waives, such immunity.

15.         Miscellaneous. No amendment or modification of this Agreement will be effective unless it is in writing and signed by each of the parties hereto. If any provision of this Agreement is held illegal, void or unenforceable, the remainder of this Agreement will remain in effect. Any headings appearing on this Agreement are for convenience only and do not affect the interpretation of this Agreement. This Agreement may be executed in several counterparts, each of which will be an original, and all such counterparts taken together will constitute one and the same Agreement. This Agreement supersedes and terminates, as of the date hereof, all prior Control Agreements, or similar agreements, among the Agent, the Borrower and Custodian relating to the Loan Agreement or any predecessor loan or credit agreement.

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IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their respective officers or duly authorized representatives as of the date first above written.

FS MULTI PRIVATE CREDIT LLC

By: FS MULTI-ALTERNATIVE INCOME FUND, its sole member

By:	/s/ Edward T. Gallivan, Jr.
Name: Edward T. Gallivan, Jr.
Title: Chief Financial Officer

Société Générale

By:	/s/ Julien Thinat
Name: Julien Thinat
Title: Authorized Signatory

STATE STREET BANK AND TRUST COMPANY

By:	/s/ Andrew Erickson
Name: Andrew Erickson
Title: Executive Vice President